PRICING SUPPLEMENT

Filed pursuant to Rule 424(b)(5)

Registration Statement Nos. 333-143541 and 333-143541-01

Pricing Supplement No. 6 Dated May 15, 2008

(To Prospectus dated June 28, 2007 and

Prospectus Supplement dated June 28, 2007)

CUSIP: 02003MBR4

Allstate Life Global Funding

Secured Medium Term Notes

Issued Through

Allstate Life Global Funding Trust 2008-5

The description in this pricing supplement of the particular terms of the Secured Medium Term Notes offered hereby (the “Notes”), the Funding Agreement(s) (specified below) issued by Allstate Life Insurance Company (“Allstate Life”) and deposited into Allstate Life Global Funding Trust 2008-5 (the “Trust”) by Allstate Life Global Funding (“Global Funding”) and the Funding Note (specified below) issued by Global Funding to the Trust supplements the description of the general terms and provisions of the notes, the funding agreements and the funding notes set forth in the accompanying prospectus and prospectus supplement, to which reference is hereby made.

The Notes will represent the obligations of the issuing entity only and will not represent the obligations of, or interest in, any other person or entity, including Global Funding, Allstate Life or any of their respective affiliates. The Notes will constitute asset-backed securities within the meaning of Regulation AB under the Securities Act of 1933, as amended.

THE NOTES
Principal Amount: $750,000,000	Agent(s) Discount: 0.02000%
Issue Price: 100.00%	Original Issue Date: May 21, 2008
Net Proceeds to the Trust: $749,850,000	Stated Maturity Date: May 21, 2010
Specified Currency: U.S. Dollars	Depositary: The Depository Trust Company
Interest Payment Dates: February 21, May 21, August 21, and November 21, subject to the Modified Following Business Day Convention. The final Interest Payment Date will be the maturity date.	Interest Reset Dates February 21, May 21, August 21, and November 21, subject to the Modified Following Business Day Convention.
Initial Interest Payment Date: August 21, 2008, subject to the Modified Following Business Day Convention.	Initial Interest Reset Date: August 21, 2008, subject to the Modified Following Business Day Convention.

Regular Record Date:	15 calendar days prior to the Interest Payment Date
Modified Following Business Day Convention:

If any Interest Payment Date or Interest Reset Date would otherwise be a day that is not a Business Day, such Interest Payment Date or Interest Reset Date, as the case may be, will be postponed to the next succeeding Business Day, except that, if such Business Day is in the succeeding calendar month, such Interest Payment Date or Interest Reset Date will be the immediately preceding Business Day. The final Interest Payment Date for the Notes will be the maturity date and interest for the final Interest Period will accrue from and including the Interest Payment Date immediately preceding the maturity date to but excluding the maturity date. If the maturity date would otherwise be a day that is not a Business Day, any payment of principal, premium, if any, and interest or other amounts, will be made on the immediately succeeding Business Day, and no additional interest will accrue in respect of the payment made on that next succeeding Business Day.

Business Day:

Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in London and New York, New York.

Fiscal Year of Trust (not applicable unless different than as specified in the prospectus and prospectus supplement):
Type of Interest Rate:	☐ Fixed Rate ☒ Floating Rate
Fixed Rate Notes:	☐ Yes ☒ No. If, Yes,
Interest Rate:
Floating Rate Notes:	☒ Yes ☐ No. If, Yes,
Regular Floating Rate Notes: Interest Rate: Interest Rate Basis(es):	☒ Yes ☐ No. If, Yes, Interest Rate Basis Plus Spread See Below

Inverse Floating Rate Notes: Fixed Interest Rate: Floating Interest Rate: Interest Rate Basis(es):	☐ Yes ☒ No. If, Yes,
Floating Rate/Fixed Rate Notes: Floating Interest Rate: Interest Rate Basis(es): Fixed Interest Rate: Fixed Rate Commencement Date:	☐ Yes [X ] No. If, Yes,
Initial Interest Rate, if any:

The Initial Interest Rate for the Notes offered by this Pricing Supplement will be the Interest Rate Basis plus the Spread determined in accordance with the provisions of this Pricing Supplement and the Prospectus Supplements, subject to adjustment in accordance with the Modified Following Business Day Convention.

Interest Rate Basis(es). Check all that apply:
☐ CD Rate ☐ CMT Rate ☐ Commercial Paper Rate ☐ Constant Maturity Swap Rate ☐ Eleventh District Cost of Funds Rate ☐ EURIBOR	☐ Federal Funds Rate ☒ LIBOR ☐ Prime Rate ☐ Treasury Rate
If LIBOR:
LIBOR Reuters Page:	LIBOR 01
LIBOR Currency:	U.S. Dollars
If CMT Rate:
Designated CMT Reuters Page:	Not applicable
If CMT Reuters Page FEDCMT:	☐ Weekly Average ☐ Monthly Average
Designated CMT Maturity Index:	Not Applicable
Index Maturity:	Three Months
Spread (+/-):	+0.65%
Spread Multiplier:	Not Applicable
Interest Reset Date(s):	Each Interest Payment Date

Interest Determination Date(s):	The second London Banking Day preceding the related Interest Reset Date
Maximum Interest Rate, if any:	Not applicable
Minimum Interest Rate, if any:	Not applicable
Calculation Agent, if any:	The Bank of New York Trust Company, N.A.
Exchange Rate Agent, if any:	Not applicable
Computation of Interest (not applicable unless different than as specified in the prospectus and prospectus supplement):
Day Count Convention (not applicable unless different than as specified in the prospectus and prospectus supplement):
Amortizing Notes: Amortizing Schedule: Additional/Other Terms:	☐ Yes ☒ No. If, Yes,
Discount Notes: Total Amount of Discount: Initial Accrual Period of Discount: Additional/Other Terms:	☐ Yes ☒ No. If, Yes,
Redemption Provisions: Initial Redemption Date: Initial Redemption Percentage: Annual Redemption Percentage Reduction (if any):	☐ Yes ☒ No. If, Yes,
Redemption:	☐ In whole only and not in part ☐ May be in whole or in part
Additional/Other Terms:
Repayment: Repayment Date(s): Repayment Price: Repayment:	☐ Yes ☒ No. If, Yes, ☐ In whole only and not in part ☐ May be in whole or in part
Additional/Other Terms:
Sinking Fund (not applicable unless specified):
Additional Amounts to be Paid for Withholding Tax (not applicable unless specified):
Securities Exchange Listing:	☐ Yes ☒ No. If Yes, Name of Exchange:

Authorized Denominations:	$1,000
Ratings:

The Notes issued under the Program are rated “AA” by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”). It is anticipated that Moody’s Investors Service, Inc. (“Moody’s”) will rate the Notes “Aa2” on the Original Issue Date.

Agent(s) Purchasing Notes as Principal:	☒ Yes ☐ No. If Yes,
Agent(s)	Principal Amount
Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. Incorporated Goldman, Sachs & Co. Wachovia Securities Total:	$187,500,000 $187,500,000 $187,500,000 $187,500,000 $750,000,000
Agent(s) Acting as Agent:	☐ Yes ☒ No. If Yes,
Agent(s)	Principal Amount
Total:
Additional/Other Terms:	None
Special Tax Considerations:	None
THE FUNDING AGREEMENT(S)
Funding Agreement Issuer:	Allstate Life Insurance Company
Funding Agreement No.:	FA - 41108
Deposit Amount:	$750,000,000
Issue Price:	100.00%
Net Deposit Amount:	$749,850,000
Effective Date:	May 21, 2008
Specified Currency:	U.S. Dollars
Interest Payment Dates:	February 21, May 21, August 21, and November 21, subject to the Funding Agreement Modified Following Business Day Convention. The final Interest Payment Date will be the maturity date.

Initial Interest Payment Date:	August 21, 2008, subject to the Funding Agreement Modified Following Business Day Convention.
Interest Reset Dates:	February 21, May 21, August 21, and November 21, subject to the Funding Agreement Modified Following Business Day Convention.
Initial Interest Reset Date:	August 21, 2008, subject to the Funding Agreement Modified Following Business Day Convention.
Funding Agreement Modified Following Business Day Convention:

If any Interest Payment Date or Interest Reset Date would otherwise be a day that is not a Funding Agreement Business Day, such Interest Payment Date or Interest Reset Date, as the case may be, will be postponed to the next succeeding Funding Agreement Business Day, except that, if such Funding Agreement Business Day is in the succeeding calendar month, such Interest Payment Date or Interest Reset Date will be the immediately preceding Funding Agreement Business Day. The final Interest Payment Date for the Funding Agreement will be the maturity date and interest for the final Interest Period will accrue from and including the Interest Payment Date immediately preceding the maturity date to but excluding the maturity date. If the maturity date would otherwise be a day that is not a Funding Agreement Business Day, any payment of principal, premium, if any, and interest or other amounts, will be made on the immediately succeeding Funding Agreement Business Day, and no additional interest will accrue in respect of the payment made on that next succeeding Funding Agreement Business Day.

Funding Agreement Business Day:

Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in London and New York, New York.

Type of Interest Rate:	☐ Fixed Rate ☒ Floating Rate
Fixed Rate Funding Agreement:	☐ Yes ☒ No. If Yes,
Interest Rate:
Floating Rate Funding Agreement:	☒ Yes ☐ No. If Yes,
Interest Rate: Interest Rate Basis(es):	Interest Rate Basis plus Spread See Below
Inverse Floating Rate Funding Agreement:	☐ Yes ☒ No. If Yes,
Fixed Interest Rate: Floating Interest Rate: Interest Rate Basis(es):
Floating Rate/Fixed Rate Funding Agreement:	☐ Yes ☒ No. If Yes,
Floating Interest Rate: Interest Rate Basis(es): Fixed Interest Rate: Fixed Rate Commencement Date:
Initial Interest Rate, if any:

The Initial Interest Rate for the Funding Agreement offered by this Pricing Supplement will be the Interest Rate Basis plus the Spread determined in accordance with the provisions of this Pricing Supplement and the Prospectus Supplements, subject to adjustment in accordance with the Funding Agreement Modified Following Business Day Convention.

Initial Interest Reset Date:	August 21, 2008
Interest Rate Basis(es). Check all that apply:
☐ CD Rate ☐ CMT Rate ☐ Commercial Paper Rate ☐ Constant Maturity Swap Rate ☐ Eleventh District Cost of Funds Rate ☐ EURIBOR	☐ Federal Funds Rate ☒ LIBOR ☐ Prime Rate ☐ Treasury Rate
If LIBOR:
LIBOR Reuters Page:	LIBOR 01
LIBOR Currency:	U.S. Dollars

If CMT Rate:
Designated CMT Reuters Page:	Not applicable
If CMT Reuters Page FEDCMT:	[ ] Weekly Average [ ] Monthly Average
Designated CMT Maturity Index:	Not applicable
Index Maturity:	Three Months
Spread (+/-):	+0.65%
Spread Multiplier:	Not applicable
Interest Reset Date(s):	Each Interest Payment Date
Interest Determination Date(s):	The second London Banking Day preceding the related Interest Reset Date
Maximum Interest Rate, if any:	Not applicable
Minimum Interest Rate, if any:	Not applicable
Calculation of Interest:	The Bank of New York Trust Company, N.A.
Day Count Convention:	Actual/360
Amortizing Funding Agreement: Amortizing Schedule: Additional/Other Terms:	[ ] Yes [X ] No. If Yes,
Discount Funding Agreement:	[ ] Yes [X ] No. If Yes,
Total Amount of Discount: Initial Accrual Period of Discount:
Additional/Other Terms:
Redemption Provisions:	[ ] Yes [X ] No. If Yes,
Initial Redemption Date:
Initial Redemption Percentage:
Annual Redemption Percentage Reduction (if any):
Redemption:	[ ] In whole only and not in part [ ] May be in whole or in part
Additional/Other Terms:
Repayment:	[ ] Yes [X ] No. If Yes,

Repayment Date(s): Repayment Price:
Repayment:	[ ] In whole only and not in part [ ] May be in whole or in part
Additional/Other Terms:
Sinking Fund (not applicable unless specified):
Additional Amounts to be Paid For Withholding Tax (not applicable unless specified):

Ratings:
The Funding Agreements issued under the Program are rated AA by S&P. It is anticipated that the Funding Agreement(s) will be rated Aa2 by Moody’s on the Original Issue Date.
Additional/Other Terms, if any:	None
Special Tax Considerations:	None
THE FUNDING NOTE
Funding Note Issuer:	Allstate Life Global Funding
Funding Note No.:	FA - 41108
Principal Amount:	$750,000,000

The Funding Note will otherwise have payment and other terms substantially similar to the Funding Agreement(s) and the Notes, except that the terms of the Funding Note will provide that it will be cancelled immediately upon the sale of, and deposit into, the Trust by Global Funding of the Funding Agreement(s).